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                                                               Exhibit No. 11(a)

                   COMPUTATION FOR PRIMARY EARNINGS PER SHARE
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                 (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)
                                    UNAUDITED

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

                                                  Three Months Ended      Nine Months Ended
                                                     September 30           September 30
                                                     ------------           ------------
                                                    1997      1996         1997        1996
                                                    ----      ----         ----        ----
Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares outstanding
  including shares issuable under stock
  options                                           41.1      41.9         41.2        38.9
                                                    ====      ====         ====        ====

Primary Earnings Per Share
--------------------------
Earnings before extraordinary loss                 $33.8     $44.2       $138.2      $111.1
Less:
   Dividend requirement on Series A
    convertible preferred stock                      --        --           --          8.8
Plus:
   Tax benefit on dividends paid on
    unallocated preferred shares                     --        --           --          2.0
                                                    ----      ----         ----        ----

Pro forma earnings available for common
---------------------------------------
shareholders:
-------------
   Before Extraordinary Loss                       $33.8      $44.2       $138.2      $104.3

   Extraordinary Loss                               --         (8.4)        --          (8.4)
                                                   ----       -----        -----      ------

   Net Earnings                                    $33.8      $35.8       $138.2      $ 95.9
                                                   =====      =====       ======      ======


Primary earnings per share of common
------------------------------------
stock
-----
   Before Extraordinary Loss                       $0.82      $1.06       $ 3.35      $ 2.67

   Extraordinary Loss                               --        (0.20)        --         (0.20)
                                                   ----       -----        ----       ------

   Net Earnings                                    $0.82      $0.86       $ 3.35      $ 2.47
                                                   =====      =====       ======      ======

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